UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 19, 2008

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TACTICAL SOLUTION PARTNERS, INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-52719	20-4086662
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

7020 Dorsey Road, Suite C, Hanover, Maryland 21076

(Address of Principal Executive Office) (Zip Code)

(443) 557-0200

(Registrant’s telephone number, including area code)

2408 Peppermill Drive, Suite I, Glen Burnie, Maryland 21061

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 19, 2008, the board of directors of Tactical Solution Partners, Inc. (the “Company”), appointed Mr. William A. Shafley to serve as the Company’s chief executive officer. Mr. Shafley previously served as the Company’s executive vice president of sales since August 2007. The Company and Mr. Shafley are currently negotiating the terms of Mr. Shafley’s employment agreement.

Prior to joining the Company, from January 2003 through June 2007, Mr. Shafley served as director and president of Best Buy Gov, LLC, a wholly owned subsidiary of Best Buy Co., Inc. From March 2002 through September 2003, Mr. Shafley served as the president and chief operating officer of Micro Warehouse G/E, Inc., a wholly owned subsidiary of Micro Warehouse, Inc. Prior to that time, from April 1998 to March 2002, Mr. Shafley was a vice president of CDW-G, Inc., a reseller of technology products to the government and education markets.

Neither Mr. Shafley nor any of his immediate family members have been a party to any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-B. There are no family relationships between Mr. Shafley and the Company’s directors and executive officers.

In connection with the appointment of Mr. Shafley, Mr. Richard A. Sajac resigned from the position of chief executive officer, also effective on February 19, 2008. Mr. Sajac will remain the president and chief operating officer of the Company which positions he has held since September 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TACTICAL SOLUTION PARTNERS, INC.
(Registrant)

By:	/s/ RICHARD A. SAJAC
Name:	Richard A. Sajac
Title:	President and Chief Operating Officer

Date: February 25, 2008

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